Exhibit 5.1

910 Louisiana Street Houston, Texas 77002-4995 TEL +1 713.229.1234 FAX +1 713.229.1522 BakerBotts.com	AUSTIN BEIJING BRUSSELS DALLAS DUBAI HONG KONG HOUSTON	LONDON MOSCOW NEW YORK PALO ALTO SAN FRANCISCO RIYADH WASHINGTON

April 29, 2020

Tellurian Inc.
1201 Louisiana Street, Suite 3100
Houston, Texas 77002

Ladies and Gentlemen:

In connection with the issuance by Tellurian Inc., a Delaware corporation (the “Company”), of (i) a $56,000,000 face amount Senior Unsecured Note due 2021 (the “Note”) to be issued pursuant to the Indenture dated April 29, 2020 (the “Indenture”) by and between the Company, as issuer, and Wilmington Trust, National Association, as trustee (the “Trustee”), at an aggregate purchase price of $50,000,000 and (ii) a Warrant to Purchase Common Stock (the “Warrant”) to purchase up to 20,000,000 shares of common stock, par value $0.01 per share, of the Company at an exercise price of $1.542 per share, pursuant to (a) a Registration Statement on Form S-3 (Registration No. 333-235793) filed with the Securities and Exchange Commission (the “SEC”) on January 3, 2020 under the Securities Act of 1933, as amended, as amended by a post-effective amendment filed with the SEC on April 28, 2020 (together, the “Registration Statement”), and (b) a prospectus supplement dated April 28, 2020 (the “Prospectus Supplement”), which supplements the prospectus included in the post-effective amendment (the “Base Prospectus” and, together with the Prospectus Supplement, the “Prospectus”), certain legal matters with respect to the Note and Warrant are being passed upon for you by us. At your request, this opinion is being furnished to you for filing as an exhibit to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

The Note and the Warrant will be sold to the purchaser named therein (the “Purchaser”) pursuant to a Securities Purchase Agreement, dated as of April 28, 2020, by and between the Company and the Purchaser.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of (i) the Indenture; (ii) the Note; (iii) the Warrant; (iv) the Securities Purchase Agreement, (v) the Registration Statement and the Prospectus; and (vi) corporate records of the Company, including certain resolutions of the Board of Directors of the Company, as furnished to us by you, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as we have deemed necessary or advisable for purposes of the opinions hereinafter expressed. In giving the opinions set forth below, we have relied, to the extent we deemed appropriate without independent investigation or verification, upon certificates, statements or other representations of officers or other authorized representatives of the Company and of governmental and public officials with respect to the accuracy of the factual matters contained in or covered by such certificates, statements or representations.

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In giving the opinions below, we have assumed that all signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true, correct and complete copies of the originals thereof and all information submitted to us was accurate and complete.

In giving the opinions below, we have also assumed that the Note and Warrant will be issued and sold in compliance with applicable federal and state securities laws and in the manner set forth in the Registration Statement and the Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations, and exceptions set forth herein, we are of the opinion that:

1.	The Note will, when duly executed, issued and delivered by the Company in accordance with the terms of the Indenture, and duly purchased and paid for by the Purchaser in accordance with the terms of the Securities Purchase Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

2.	The Warrant will, when duly executed, issued and delivered by the Company and duly purchased and paid for by the Purchaser in accordance with the terms of the Securities Purchase Agreement, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its terms.

The opinions set forth above are subject to the effect of (i) applicable bankruptcy, insolvency, reorganization, arrangement, fraudulent transfer or conveyance, preference, moratorium, conservatorship and similar laws affecting creditors’ rights and remedies generally, (ii) general principles of equity (whether considered in a proceeding in equity or at law), including, without limitation, the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (iii) principles of materiality and reasonableness and implied covenants of good faith and fair dealing. We express no opinion as to the enforceability of any provision in the Note or the Warrant to the extent relating to liquidated damages or other economic remedies to the extent such provisions are deemed to constitute penalties.

The opinions set forth above are limited in all respects to matters of the contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law of the United States of America, in each case, as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as an exhibit to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

Baker Botts L.L.P.